UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ________)

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☐	Soliciting Material Pursuant to §240.14a-12

IEC Electronics Corp.
(Name of Registrant as Specified in Its Charter)

W. Barry Gilbert
Florence D. Hudson
John Carlton Johnson
Edward W. Kay, Jr.
Eben S. Moulton
James C. Rowe
Jerold L. Zimmerman
Brett E. Mancini
Michael T. Williams
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 20, 2015, the Chairman and Chief Executive Officer of IEC Electronics Corp. (“IEC” or the “Company”) sent a letter to certain stockholders, including a copy of a press release issued on January 19, 2015. The letter also may be used by the Company in presentations to stockholders in the future. A copy of the letter is filed herewith.

COPY OF STOCKHOLDER LETTER

January 20, 2015

Dear Fellow Stockholder:
Please take some time to read the enclosed press release carefully. It contains some very important information.
If you have not already VOTED the WHITE PROXY CARD or you voted the GOLD card and wish to change your vote, please contact either IEC at (315) 332-4518 or InvestorCom using the information below so that we can help you vote your shares now. Please do not mail in a proxy card. Contact us and we will help you vote your shares. Remember that only your most recent vote counts.
Thank you very much for your support.

Sincerely,
W. Barry Gilbert

65 Locust Avenue, Suite 302
New Canaan, CT 06840
Stockholders call toll free at (877) 972-0090
Banks and Brokers may call collect at (203) 972-9300

IEC ANNOUNCES THAT PROXY ADVISORS OPPOSE GIVING VINTAGE CONTROL OF IEC ELECTRONICS

IEC Recommends Stockholders Vote FOR IEC Nominees on the WHITE Proxy Card

NEWARK, New York, January 19, 2015 - IEC Electronics Corp, (NYSE MKT: IEC) today announced that Glass Lewis & Co. ("Glass Lewis") and Institutional Shareholder Services (“ISS”), the two leading independent proxy voting and corporate governance advisory firms have determined not to recommend that IEC’s stockholders turn control of the Board over to nominees of Vintage Capital Management. Glass Lewis recommended that stockholders vote for only two of Vintage's seven nominees, and ISS recommended that stockholders vote for only three of Vintage’s nominees. By voting the WHITE proxy card to elect the Board’s nominees, stockholders can affirmatively reject Vintage’s efforts to give control of the Board to Vintage’s conflict-ridden slate. IEC strongly urges stockholders to submit their voting instructions on the WHITE proxy card “FOR ALL” of the Company nominees for the Board in order to ensure that Vintage’s nominees do not gain Board control. Stockholders should not vote the GOLD card for any reason, even as a protest vote.

Summarizing the reasons for its recommendation, Glass Lewis said:

“In conclusion, we believe Vintage has identified areas of concern at IEC with respect to recent performance, ongoing operational challenges and corporate governance deficiencies. However, we don't believe [Vintage] has presented a compelling argument or demonstrated sufficient cause to warrant shareholders' full support of its plan to replace the entire IEC board and install the Company's ousted former president in hopes of reviving IEC's performance after two disappointing years. While IEC performed well when Mr. Schlarbaum was its vice president of sales and marketing, serving under current CEO Mr. Gilbert, we aren't convinced he and an entirely new board of directors would be capable of leading IEC to a better outcome than the current leadership team.”

Glass Lewis also recognized the value that Barry Gilbert has brought to IEC during the 12 years he has served as CEO and concurred with IEC's assertions that returning Jeff Schlarbaum to IEC is not the answer to the Company's problems. Among other things, Glass Lewis pointed out that "since Mr. Gilbert became CEO in June 2002, the Company's [Total Stockholder Return] over the last 12.5 years has been 689%, outpacing an average return among 14 peers of 147%, the 77% return of the S&P 1500 Electronic Manufacturing Services Index and the 211% return of the NASDAQ Composite Index during the same period." In explaining its conclusion with respect to its recommendation, Glass Lewis went on to say:

“Despite the difficult last two years, IEC has overall performed strongly under Mr. Gilbert's leadership and under the oversight of the other current directors. In fact, the periods highlighted by Vintage as the glory years of IEC are more likely due to the management and direction of Mr. Gilbert and the current directors than the efforts of Mr. Schlarbaum. We also believe the board had an adequate reason to terminate Mr. Schlarbaum when it lost confidence in him following a period where the Company was unable to establish new customer relationships or build up its backlog. Overall, while we recognize that performance, operational and governance issues remain, two years of poor performance, which just so happen to coincide with when Mr. Schlarbaum was terminated, isn't adequate justification to overthrow an entire board and management team, in our view, given IEC's performance history and our reading of the situation.”

Glass Lewis also recognized the inherent conflict of interest that Vintage's nominees face as a result of Vintage's substantial investment in API Technologies. On this point, Glass Lewis stated:

“We also have lingering concerns regarding the Dissident's plan and ultimate motivations for taking a significant stake in IEC in light of its large investment in API. In this case, a board's oft-used defense that a dissident shareholder is seeking to gain control or influence over the company without paying a control premium to all shareholders appears to potentially have some validity, in our opinion. It's reasonable to believe that Vintage may ultimately seek a strategic combination of IEC and API, in one form or another, and given that possibility, it may be wise for shareholders to refrain from electing any Vintage partners to the IEC board at this time.”

Commenting on the recommendations of the two advisory firms, Barry Gilbert, IEC’s Chief Executive Officer, said: “We are pleased that both Glass Lewis and ISS have recognized that it is not advisable to turn majority control of the Board over to Vintage’s nominees. Significantly, neither firm recommended supporting either Jeff Schlarbaum as a nominee or the majority of Vintage’s nominees. Glass Lewis also recognized the serious conflict the Vintage nominees face as a result of Vintage’s substantial investment in API Technologies. In addition to the conflict of interest, we have previously detailed how API stockholder value has been eviscerated under Vintage’s control.”

“We believe that our nominees represent a highly qualified slate with a balance of new and experienced members, and that our operational and strategic plan is the best way to create sustainable value for our stockholders. Electing the Board’s seven nominees using the WHITE proxy card is the best way to serve the interests of ALL stockholders, ensuring effective oversight and continuing open-minded consideration of the Company’s strategy.”

Mr. Gilbert further stated that: “The Board’s nominees have valuable skills and extensive experience in key areas we believe are necessary to continue to drive stockholder value. Six of our seven nominees are independent, all directors on the Nominating and Governance, Audit and Compensation Committees are independent, and three nominees are relatively new additions to our Board.”

In contrast to the Company's well-qualified slate of nominees, Vintage's conflict-plagued slate would not bring any additional value to IEC and would raise significant risks for IEC stockholders other than Vintage.

Vintage has conducted a campaign of shrill complaints but offered no credible plan. It has utilized outright falsehoods as well as a series of misleading statements and analyses to try to convince you to support its Board nominees.

Vintage has done nothing to earn IEC stockholder trust.

Stockholders should VOTE the WHITE PROXY CARD today. They should DISCARD the GOLD PROXY CARD and not vote it under any circumstances, even as a protest vote. Stockholders that may have already voted the GOLD card should VOTE the WHITE PROXY CARD today; only the most recent card submitted counts.

If you have any questions or require assistance in voting your WHITE proxy card, or need additional copies of our proxy materials,
please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302
New Canaan, CT 06840
Stockholders call toll free at (877) 972-0090
Banks and Brokers may call collect at (203) 972-9300

____________________________

Important Additional Information and Where to Find It
IEC, its directors and certain of its executive officers are participants in the solicitation of proxies in connection with the Company’s 2015 Annual Meeting of Stockholders, and these materials may be deemed to be solicitation material in respect of such solicitation. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY

CARD CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise, is set forth in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders, filed with the SEC on December 16, 2014. Stockholders will be able to obtain, free of charge, copies of the definitive proxy statement (and amendments or supplements thereto) and accompanying WHITE proxy card, and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at www.iec‑electronics.com.

Safe Harbor
These materials contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, and are made in reliance upon the protections provided by such Acts for forward-looking statements. These forward-looking statements (such as when the Company describes what it "believes", "expects", or "anticipates" will occur, and other similar statements) include, but are not limited to, statements regarding future sales and operating results, future prospects, the capabilities and capacities of business operations, any financial or other guidance and all statements that are not based on historical fact, but rather reflect the Company's current expectations concerning future results and events. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events and is subject to various uncertainties and other factors that may cause the Company's actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. The following important factors, among others, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company's forward-looking statements: business conditions and growth or contraction in the Company's customers' industries, the electronic manufacturing services industry and the general economy; variability of the Company's operating results; the Company's ability to control its material, labor and other costs; the Company's dependence on a limited number of major customers; the potential consolidation of the Company's customer base; availability of component supplies; dependence on certain industries; variability and timing of customer requirements; technological, engineering and other start-up issues related to new programs and products; uncertainties as to availability and timing of governmental funding for the Company's customers; the types and mix of sales to the Company's customers; the Company's ability to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions; unforeseen product failures and the potential product liability claims that may be associated with such failures; the availability of capital and other economic, business and competitive factors affecting the Company's customers, the Company's industry and business generally; failure or breach of the Company's information technology systems; natural disasters; and other factors that the Company may not have currently identified or quantified. Additional risks and uncertainties resulting from the restatement of the Company's financial statements included in the Company's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission ("SEC") on July 3, 2013 and in the Company's Form 10-Q/A filed on the same date are described in detail in the Company's Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC on November 25, 2014 (the "2014 Form 10-K"). Any one or more of such risks and uncertainties could have a material adverse effect on the Company or the value of its common stock. For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see Part I including "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in the 2014 Form 10-K and the Company’s subsequently filed SEC reports. The Company undertakes no obligation to publicly update or correct any forward-looking statements, whether as a result of new information, future events, or otherwise. All forward looking statements are expressly qualified by these cautionary statements.